Exhibit 10.1

PRIVILEGED AND CONFIDENTIAL

CHIEF LEGAL OFFICER SEPARATION AND RELEASE AGREEMENT
(the Separation Agreement)

between

FREYR Battery Norway AS (the “Company”);

FREYR Battery, Inc. (the “Parent Company”);

and

Are L. Brautaset (the “Employee”)

(jointly referred to as the “Parties”)

WHEREAS the Board of Directors of the Parent Company (the “Board”) has on June 26, 2024 decided that the Employee shall be terminated.

WHEREAS The Parties agree that the employment of the Employee contemplated by the employment agreement dated May 5, 2021 (the “Employment Agreement”) shall terminate on October 31, 2024, (the “Termination Date”).

WHEREAS the Employee will from September 30, 2024 at 4 pm CET (the “Transition Date”) cease serving in the role of Chief Legal Officer and commence serving as a special advisor to the acting Chief Legal Officer of the Parent Company and will serve in this role until his employment ends on the Termination Date (the “Transition Period”).]

NOW, THEREFORE, it is agreed as follows:

1.	The Employee will leave his role as Chief Legal Officer on the Transition Date. The Companies acknowledges and agrees with such departure.

2.	From the Transition Date the Employee shall be released from the duties and rights to perform the role as Chief Legal Officer pursuant to the Employment Agreement. During the Transition Period, the Employee agrees to serve as a special advisor to the acting Chief Legal Officer by providing certain transitional services to secure a smooth transition for the acting Chief Legal Officer in preparing for such position, as requested by such individual and/or the CEO.

3.	The Employee is eligible to participate in the insurance and pension schemes of the Company until the Termination Date. An offer of continuation insurance will be issued in accordance with applicable law.

4.	The Company will pay and provide the Employee with his current monthly salary and employee benefits until the Termination Date, less applicable tax withholding and other authorized deductions. Additionally, the Employee shall receive an amount corresponding to 1.5 times base annual salary as described under Clause 16.2 of the Employment Agreement, in total NOK 3 617 408,- (Three million six hundred and seventeen thousand four hundred and eight Norwegian kroner), as severance pay from the Company (the “Severance Pay”). The Severance Pay shall be paid to the Employee as a lump sum payment, less withholding taxes, paid on the first ordinary payroll after the Termination Date. No holiday allowance or pension contribution shall be calculated on the Severance Pay.

PRIVILEGED AND CONFIDENTIAL

5.	The Employee shall receive accrued, but previously unpaid, holiday allowance until the end of the Transition Period. The holiday allowance shall be paid on the first ordinary payroll after the Termination Date. Any accrued holiday shall be considered taken out by the Employee prior to the expiry of the Transition Period and the Employee is not entitled to any additional compensation in this regard.

6.	Each Party shall be responsible for taxes, duties etc. for which such Party is liable to pay as a result of this Separation Agreement. Tax deductions are made pursuant to ordinary rules, and the amount will be reported to the tax authorities in accordance with applicable law.

7.	All options granted to the Employee not already vested shall in accordance with Clause 16.2 vest on the Termination Date. All the Employee’s options shall be exercisable for three (3) months from Termination Date (but in no event longer than the expiration of the term of such options). If Employee does not exercise his vested options within such three months period, the options will automatically terminate and are forfeited without payment of any consideration. The Employee shall not receive (or be entitled to receive) any additional equity incentive awards from the Transition Date onwards. The Employee shall not be entitled to payment of any cash bonus under the Parent Company’s short-term incentive plan for 2024.

8.	The Employee shall be relieved from his non-compete obligations pursuant to the Employment Agreement Clause 13.1 and will accordingly not receive any payment in accordance with Clause 13.7 of the Employment Agreement.

9.	Any provision of the Employment Agreement that pursuant to its terms survives termination of the Employment Agreement and regulates rights and obligations of the Parties following the termination of the Employment Agreement, shall continue to apply after the Termination Date in accordance with its terms, including Confidentiality (Clause 12), Non-Solicitation (Clause 13 - except for the Non-Competition provision in 13.1) and Intellectual Property (Clause 15).

10.	Any indemnification from liability arising from the role as Chief Legal Officer of the Parent Company and any other positions with the Parent Company or any of its subsidiaries (including all officerships, directorships and committee memberships thereof) shall not be affected by the Employee leaving his positions as Chief Legal Officer or the terms of this Separation Agreement and shall continue in accordance with its terms.

PRIVILEGED AND CONFIDENTIAL

11.	If not effectuated earlier, effective as of the Termination Date, the Employee is deemed to have automatically resigned from all directorships of the Company and any Group Company. If required or requested by the Parent Company or any Group Company, the Employee shall promptly take any action to formalize such resignation.

12.	The Employee, on behalf of himself, the Employee’s spouse, heirs, administrators, representatives, executors, successors, assigns, and all other persons claiming through the Employee (collectively, the “Employee Releasers”), does hereby voluntarily, knowingly, and willingly release, waive, and forever discharge the Company, the Parent Company, the group companies together with each of their respective affiliates, together with each of their current, former or future directors, officers, partners, agents, members, employees, trustees, stockholders, investors, joint ventures, representatives, and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Company Releasee” and collectively, the “Company Releasees”) from, and does fully waive any obligations of any of the Company Releasees to Employee Releasers for, any and all rights, actions, charges, causes of action, demands, damages, claims for relief, complaints, remuneration, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, demands, accounts, expenses (including attorneys’ fees and costs) or liabilities of any kind whatsoever, whether known or unknown, contingent or absolute (collectively, “Claims”), which the Employee or any other Employee Releaser ever had, now has, or may hereafter claim to have by reason of any matter, cause, or thing whatsoever: (i) arising from the beginning of time up to the date the Employee executes this Agreement, including, but not limited to, (A) any such Claims relating in any way to the Employee’s employment with the Company, the Parent Company or any other Company Releasee, including, but not limited to, the Employee’s relationship as a special advisor to the acting Chief Legal Officer, and (B) any such Claims arising under any Norwegian or US federal, local, or state statute or regulation, or any other foreign law (statutory, regulatory, or otherwise) that may be legally waived or released; (ii) arising out of or relating to the termination of the Employee’s employment with the Company, the Parent Company or any other Company Releasee, including, but not limited to, the Employee’s relationship as a special advisor to the acting Chief Legal Officer; or (iii) arising under or relating to any policy, agreement, understanding, or promise, written or oral, formal or informal, between the Company, the Parent Company or any other Company Releasee and the Employee (including, without limitation, the Employment Agreement).

13.	Notwithstanding anything herein to the contrary, Employee Releasers do not release, and this release and waiver does not apply to and shall not be construed to apply to: (A) any Claims the Employee may have that cannot be waived under applicable law; (B) rights under this Separation Agreement; (C) any rights the Employee may have to vested benefits under qualified retirement and welfare programs; (D) any rights the Employee has or may have as a shareholder with respect to any shares of the Parent Company owned outright by the Employee; and (E) any claims or rights relating to indemnification of the Employee by the Company and Parent Company or to benefits under any directors or officers insurance policy maintained by the Company and/or Parent Company.

PRIVILEGED AND CONFIDENTIAL

14.	The Company, the Parent Company, and the Group Companies, each on their own behalf and together on behalf of each of their respective affiliates and together with each of their current, former or future directors, officers, partners, agents, members, employees, trustees, stockholders, investors, joint ventures, representatives, and attorneys, and each of their respective subsidiaries, affiliates, estates, predecessors, successors and assigns, both individually and in their official capacities (each, individually, a “Company Releaser” and collectively, the “Company Releasers”), hereby releases and discharges the Employee and the Employee’s spouse, heirs, administrators, representatives, executors, successors, assigns, and all other persons claiming through the Employee (the “Employee Releasees”) from any and all Claims that any of the Company Releasers now has or ever had relating to or arising from any matter whatsoever, including but not limited to the Employee’s employment by and termination of employment with the Company, the Parent Company or any Group Company. Notwithstanding anything herein to the contrary, Company Releasers do not release, and this release and waiver does not apply to and shall not be construed to apply to potential Claims, if any, that are based on fraud or misappropriation by the Employee, which the Company Releasers were not aware of or should not have been aware of at the date of this Separation Agreement.

15.	The Employee agrees that neither this Separation Agreement, nor the furnishing of the consideration for this general release of claims, shall be deemed or construed at any time to be an admission by the Company, any other Company Releasee or the Employee of any improper or unlawful conduct. The Employee further acknowledges and agrees that the Company and the other Company Releasees have fully satisfied any and all obligations owed to the Employee arising out of or relating to the Employee’s employment with the Company or any other Company Releasees, and no further sums, payments, or benefits are owed to the Employee by the Company or any of the other Company Releasees arising out of or relating to the Employee’s employment with the Company or any of the other Company Releasees, except as expressly provided in this Separation Agreement.

16.	The Company Releasers hereby acknowledges and confirms that as of the date of this Separation Agreement, the Company Releasers are not aware of any circumstances implying or that might suggest that the Employee has acted inappropriately in the performance of his duties. Specifically, the Company Releasers confirms they have no reason to believe the Employee has withheld relevant information from the board of directors or has otherwise engaged in any mismanagement of the Company. The Company Releasers further acknowledges that throughout the term of employment, the Employee has fulfilled his role in accordance with all applicable laws, regulations, and internal policies and has duly executed his obligations and responsibilities as the Chief Legal Officer of the Parent Company and any other positions that the Employee holds or have held with the Parent Company or any of its subsidiaries (including all officerships, directorships and committee memberships thereof). In the event it comes to the Company Releasers’ attention, subsequent to the execution of this Separation Agreement, that the Chief Legal Officer’s conduct met the standards expected of an executive in its position and that no evidence supporting a contrary belief exists, the Company Releasers shall take all necessary steps to correct any previous implications or indications otherwise made by Company Releasers, including the issuance of a public retraction or correction.

PRIVILEGED AND CONFIDENTIAL

17.	The Company Releasers represents and warrants that the confirmation of conduct as stated in this Separation Agreement is true and accurate and acknowledges that the Employee has relied upon this representation and warranty in executing this Separation Agreement.

18.	This Separation Agreement implies a full and final settlement between the Parties in connection with the employment relationship, as well as any other positions that the Employee holds or have held with the Parent Company or any of its subsidiaries (including all officerships, directorships and committee memberships thereof) and the termination thereof. Through this Separation Agreement, the Parties waive the right to bring any further claims against each other, except for the terms of this Separation Agreement.

19.	The Employee confirms that, except for the terms of this Separation Agreement, he has no claims or any other rights whatsoever against the Parent Company or its affiliates and subsidiaries, and the Parent Company confirms that, except for the terms of this Separation Agreement, it and its affiliates and subsidiaries have no claims or any other rights whatsoever against the Employee. Each Party hereby irrevocably and unconditionally waives, releases and dismisses any such claims and rights with respect to the Parent Company, its affiliates and subsidiaries. Consequently, the agreement implies that the Employee cannot invoke the employment protection right under the Norwegian Working Environment Act or any other applicable law against the Parent Company or its affiliates and subsidiaries.

20.	The Employee shall continue to be covered by the Parent Company’s D&O insurance policy and other insurance policies in accordance with their terms with respect to former directors and officers of the Parent Company. To the extent permitted by applicable law, the Parent Company shall also indemnify and hold the Employee harmless from and against any claims from its subsidiaries and affiliates, and from third party claims relating to his position as Chief Legal Officer or any other positions with the Parent Company or any of its subsidiaries (including all officerships, directorships and committee memberships thereof), and shall offer all required assistance and access to information in connection with any potential claims.

21.	Subject to applicable law and regulations, including the Parent Company’s disclosure obligations as a company listed on the New York Stock Exchange, this Separation Agreement is confidential. Subject to the Parent Company’s disclosure obligations, the Parties shall in good faith agree any required public communication concerning the departure of the Employee and this Separation Agreement.

PRIVILEGED AND CONFIDENTIAL

22.	Each of the Parties shall refrain from malicious disparage or otherwise making harmful or unfavorable public statements that will damage the reputation of the other Party. The Company, the Parent Company, and the Group Companies shall not, and shall instruct their respective senior executive officers and directors not to, engage in any conduct or make any statement disparaging in any way the Employee’s business or reputation, or any goods or services offered by the Employee. Furthermore, the Company, the Parent Company and the Group Companies shall not, and shall instruct such individuals not to, engage in any other conduct or make any other statement that could reasonably be expected to impair the Employee’s goodwill or reputation.

23.	This Separation Agreement has been duly approved by the Companies.

24.	This Separation Agreement shall be governed by and construed in accordance with Norwegian law and the Parties give exclusive jurisdiction to the Norwegian Courts.

This Separation Agreement has been prepared and signed in two original copies, one copy having been delivered to and to be retained by each of the Parties.

September 10, 2024

For the Company	The Employee

/s/ Tom Einar Jensen	/s/ Are Brautaset
Tom Einar Jensen	Are Brautaset

For the Parent Company

/s/ Tom Einar Jensen
Tom Einar Jensen

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